    Exhibit 99.1

PRESS RELEASE

Immediate

Contact:	Karen L. Troutman - (610) 369-6365
Kltroutman@natpennbank.com

NATIONAL PENN BANCSHARES, INC.
ANNOUNCES STOCK REPURCHASE PROGRAM

Boyertown, Pa. December 22, 2005— National Penn Bancshares, Inc. (Nasdaq: NPBC) announced today that its Board of Directors has authorized the repurchase, from time to time, of up to 2,000,000 shares of its common stock in the open market or in negotiated transactions, depending upon market conditions, prudent capital management and other factors. This represents approximately 4.6% of National Penn’s stock currently outstanding. As of today, National Penn has approximately 43,330,000 shares of common stock outstanding. No timetable has been set for the newly authorized repurchases. National Penn will complete its current stock repurchase program, authorized in September 2003, before beginning purchases under the new program. Approximately 275,000 shares remain to be repurchased under the September 2003 program. National Penn will use the repurchased shares to fund its dividend reinvestment plan, stock option plans, employee stock purchase plan, and other stock-based benefit plans.

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National Penn Bancshares, Inc. is a $4.57 billion financial services company operating 73 offices in southeastern Pennsylvania through National Penn Bank and its FirstService Bank, HomeTowne Heritage Bank, and The Peoples Bank of Oxford divisions. The Peoples Bank of Oxford Division also operates one community office in Cecil County, Maryland. National Penn investment management units, with combined client assets approaching $1.6 billion, consist of National Penn Investors Trust Company, which provides trust and investment management services; National Penn Investment Services, which markets brokerage services provided by PrimeVest Financial Services, Inc.; and National Penn Capital Advisors, Inc., which provides investment advisory services. National Penn Bancshares also provides mortgage banking activities through National Penn Mortgage Company; insurance services through National Penn Insurance Agency, Inc.; and equipment leasing services through National Penn Leasing Company. National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on the company's Web site at www.nationalpennbancshares.com.